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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                            Simpson Industries, Inc.
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                (Name of Registrant as Specified in Its Charter)
                            Simpson Industries, Inc.
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

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         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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     [ ] Fee paid previously with preliminary materials.
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     (4) Date Filed:

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The following is a script used by Roy Parrott in a speech that was videotaped and will be shown to employees of Simpson Industries, Inc.

(Fade from title shot:  "Roy Parrott
                         CEO and Chairman
                         Simpson Industries, Inc.")


Ladies and gentlemen, welcome.

To all of you who I have not met, I am Roy Parrott, Chairman and CEO of Simpson Industries.

I would like to thank you for taking the time to watch this video.

As you know, 1999 was the best year in our company's history.

With your help, we were able to achieve record revenue, earnings and operating margins and have met and exceeded every fiscal goal established by the company and its business plan for the year.

We look forward to continuing strong results.

Thanks to your combined efforts, we were awarded a record 107 million dollars worth of new order awards that will assure our continued growth and demonstrates the confidence our customers have in Simpson as a leading designer and high-quality, low-cost manufacturer of vehicle sub-systems worldwide.

We believe that continuing our 67-year history of growth in both sales and earnings, and doing everything we can to boost profitability is indeed the way to improve the company's performance and its valuation by the marketplace.

Despite our successes, Simpson stock remains undervalued...and as a result a corporation called Millbrook Capital Management...(MMI for short) a private investment corporation of John Dyson, a New York millionaire, has purchased Simpson shares and is attempting to turn a quick profit for himself by proposing that the Company put itself up for sale. We have no intention of letting this happen.

Additionally, MMI has proposed to elect three of its own handpicked nominees to your board of directors. They have no experience or knowledge of the automotive industry and are certainly not qualified or equipped to be directors of Simpson. We are sure that you share our dissatisfaction with the current stock price. However, we disagree with Millbrook's position that the remedy is a "fire sale" auction. The way to build value is to do just that...build it...not create it magically out of thin air as Millbrook would suggest.

Compared to our automotive industry peers, Simpson's shares have performed very well in a difficult market. Simpson shares have, in fact, out-performed 95% of our peer group in the automotive parts industry...such companies as Federal Mogul, Borg Warner, Magna, Arvin and Hayes Lemmerz.

Over the past 67 years, Simpson has grown and evolved through the hard work and dedication of all of our employees.

While the last ten years have witnessed significant change and challenge in this global business, Simpson has remained strong and continues to grow and reinforce its reputation as a top quality manufacturer of engineered components and modules.

Rest assured that these opportunistic proposals presented by Millbrook are being aggressively opposed.

Over the past weeks we have personally visited or spoken with institutional investors who hold a significant percentage of Simpson shares. These would be Managers of Mutual Funds and pension funds that have invested in Simpson Industries. These conversations are continuing, and although the results will not be known until the Annual Meeting, we believe that we have convincingly communicated to them the value of supporting the Company and its current strategy. In short, the results on the institutional side thus far have been encouraging and our efforts continue.

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We have also retained the services of a firm that specializes in communicating with shareholders in contested situations like this. It is called Innisfree M&A. They are assisting us in writing to and telephoning our individual shareholders to explain the situation and encourage them to support us and vote their shares on the WHITE Simpson proxy. If you hold shares in your own name - that is, outside of an employee plan - you may hear from them. Please be nice to them. MMI has also retained a similar firm that may call you up. You don't have to be nice to them.

There are a few wrinkles in the proxy voting process that you need to be aware of to make the most of your vote in this important election.

1. You will receive at least two mailings with respect to each share account you have -- One from MMI with a BLUE proxy card, and one from us with a WHITE proxy card enclosed.

(SHOW SLIDE OF BLUE CARD, THEN SLIDE OF WHITE CARD, THEN RETURN TO MR. PARROTT.)

DO NOT RETURN ANY BLUE CARD YOU RECEIVE.

2. It is only the latest dated card that will count at the meeting, so even if you voted for management on the white card, that vote can be cancelled by a later dated MMI vote -- even if you marked a vote against their nominees and their proposal on the BLUE card. So we ask you to return ONLY the WHITE proxy.

             (SHOW SLIDE OF WHITE CARD, THEN RETURN TO MR. PARROTT)

Just remember that THE WHITE ONE'S THE RIGHT ONE.

3. If you have shares in more than one account...for instance if you have shares that you bought outside the employee benefit plan that you hold in your own name or in a brokerage account or IRA... you will receive separate mailings for EACH account. You need to return the WHITE proxy for EVERY ACCOUNT for all of your shares to be voted to support the Company.

We ask that you return every WHITE proxy you receive...and just to be sure, throw out every blue card they send you.

4. There are two questions on the card- the election of directors and a shareholder proposal that MMI intends to bring up at the Meeting.

If you just sign your WHITE proxy and return it, it will be voted to support the Company.

If you mark choices on the card...BE SURE TO VOTE AGAINST PROPOSAL TWO - THE MMI SHAREHOLDER PROPOSAL.

This is how a properly marked card looks.

        (SHOW SLIDE OF COMPLETED WHITE CARD, THEN RETURN TO MR. PARROTT)

If you have any questions at all about the voting procedures, please contact your local human resource department.

One final note -- it is important that you keep in mind that the MMI proposal is NOT binding on the Board - that is, it is only a request made by shareholders, not an order. Thus, even if it is passed, it will be up to the Board and its advisors to decide what, if any, action to take.

Similarly, even if the MMI nominees are elected to the Board, they would be only THREE of TEN and would by no means control the Board's actions.

If there is anything I want you to take away from this video...it is the fact that the Board of Directors of Simpson Industries is responsible not only to its shareholders, but to you, its employees and to the Company's customers. It is not about to embark on any course of action that would harm any of these groups. If the Board were to decide that a merger or sale was the appropriate direction for the Company...it would do so in its own time... in a responsibly and carefully negotiated transaction that protected the interests of all. It CERTAINLY would not do so at the prodding of a short term profiteer like John

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Dyson. We have all worked too hard and diligently to let this New York speculator disrupt what we have fought so hard to build.

Although you may have ignored the proxy materials sent you in past years, I strongly urge you to sign, date and return your WHITE proxy cards with a vote FOR Proposal #1...the election of management directors...and a vote AGAINST Proposal #2...seeking the sale of the company.

       (SHOW SLIDES OF COMPLETED WHITE CARDS, THEN RETURN TO MR. PARROTT.)

Your votes are important. Take the time to complete your WHITE proxy and return them before the annual meeting on April 18th.

We need to send a loud and clear message to this New York opportunist by voting for your company, for your future and for the continued growth and success of this business. I hope you will all take this election seriously and get behind this effort. Vote to support the ongoing success of our company.

Remember...THE WHITE ONE'S THE RIGHT ONE. Your votes are important so please sign and return EVERY white card you receive.

Do not let a few New York investors steal this election because you didn't bother to vote.

Thanks for your attention and continuing hard work and support.

Joining together, I am confident that we can defeat this Millbrook proposal and get on with the continued growth and success of Simpson Industries.